EXHIBIT 99.1

Epiq Systems Announces Year-end 2012 Results Reporting Growth of 32% in Operating Revenue and 45% in Cash From Operations

KANSAS CITY, Kan., March 4, 2013 (GLOBE NEWSWIRE) -- Epiq Systems, Inc. (Nasdaq:EPIQ) today announced results of operations for 2012 with operating revenue (total revenue before reimbursable expenses) achieving a record $344.8 million, up 32% compared to $261.3 million for the prior year. Fourth quarter 2012 operating revenue was $88.2 million, up 29% compared to $68.6 million for the prior year.

On November 8, 2012, the Board of Directors declared a quarterly cash dividend of 9.0 cents per share of outstanding common stock which was paid February 15, 2013. The cash dividend was increased twice during the year to the current quarterly rate of 9.0 cents, reflecting an 80% increase over the 5.0 cents per share rate in effect at the beginning of 2012. The Board of Directors also declared a special, one-time cash dividend on November 8, 2012, of 9.0 cents per share of outstanding common stock. The special cash dividend was paid December 28, 2012. In addition, on February 28, 2013, the Board of Directors declared a quarterly cash dividend of 9.0 cents per share of outstanding common stock which will be paid on June 3, 2013, to shareholders of record at the close of business on May 1, 2013.

Net income for the fourth quarter of 2012 was $4.0 million compared to $1.9 million for the year ago quarter. 2012 net income was $22.4 million compared to $12.1 million for the prior year. Net income per diluted share for the fourth quarter of 2012 was $0.11 compared to $0.05 for the year ago quarter. 2012 net income per diluted share was $0.61 compared to $0.33 for the prior year. Net income reflects non-cash, acquisition-related fair value adjustments of $17.2 million in 2012 and $7.2 million in 2011, on a pretax basis.

2012 net cash provided by operating activities was a record $73.7 million, up 45% compared to $50.7 million for the prior year. Fourth quarter 2012 net cash provided by operating activities was $31.2 million compared to $23.5 million for the prior year.

Fourth quarter 2012 non-GAAP net income was $9.3 million compared to $8.9 million for the year ago quarter. 2012 non-GAAP net income was $35.1 million compared to $32.0 million for the prior year. Fourth quarter 2012 non-GAAP net income per diluted share was $0.26, up 8% compared to $0.24 for the year ago quarter. 2012 non-GAAP net income per diluted share was $0.96, up 10% compared to $0.87 for the prior year. Non-GAAP results do not include the impact of the non-cash, acquisition-related fair value adjustments.

Fourth quarter 2012 non-GAAP adjusted EBITDA was $23.7 million, up 5% compared to $22.7 million for the year ago quarter. 2012 non-GAAP adjusted EBITDA was $92.3 million, up 13% compared to $81.5 million for the prior year.

Condensed consolidated statements of income, balance sheets and cash flows are attached.

Fourth quarter 2012 operating revenue for the eDiscovery segment increased 49% to a record $54.5 million compared to $36.6 million for the year ago quarter. The sizable fourth quarter growth exceeded prevailing market research growth estimates for eDiscovery and also represented a 7% increase sequentially versus third quarter 2012. 2012 operating revenue was $197.0 million, up 48% compared to $132.9 million in the prior year. Fourth quarter 2012 non-GAAP adjusted EBITDA was $20.1 million, up 34% compared to $15.1 million for the year ago quarter. 2012 non-GAAP adjusted EBITDA was $73.5 million, up 31% compared to $56.0 million in the prior year. The eDiscovery segment is positioned strategically for long-term growth with global infrastructure, geographic reach and demonstrated leadership in the marketplace.

Fourth quarter 2012 operating revenue for the Bankruptcy segment was $21.3 million, compared to $23.8 million for the year ago quarter. 2012 operating revenue was $88.3 million compared to $92.0 million in the prior year. Fourth quarter 2012 non-GAAP adjusted EBITDA was $9.7 million compared to $12.0 million for the year ago quarter. 2012 non-GAAP adjusted EBITDA was $41.5 million compared to $47.4 million in the prior year. The Bankruptcy segment's results reflect the expected impact of lower bankruptcy filings experienced in 2011 and 2012.  Epiq has maintained market leadership and our bankruptcy franchise remains strong in the current bankruptcy services marketplace.

Fourth quarter 2012 operating revenue for the Settlement Administration segment was $12.4 million compared to $8.2 million in the year ago quarter. 2012 operating revenue was $59.5 million, up 64% compared to $36.4 million in the prior year. Non-GAAP adjusted EBITDA was $1.6 million for the fourth quarter of 2012 compared to $1.8 million for the year ago quarter. 2012 non-GAAP adjusted EBITDA increased 83% to $10.8 million, compared to $5.9 million in the prior year. Settlement Administration's 2012 operating revenue benefitted from strong retention of new engagements as well as one large engagement that was principally completed in the second quarter.

Tom W. Olofson, chairman and CEO of Epiq Systems, stated, "2012 marked another strong growth year for the eDiscovery segment, which continues to demonstrate market leadership in a highly fragmented marketplace. With innovative technology, extensive service offerings, global infrastructure and geographic reach, the segment is well positioned for continued growth as we enter 2013.  The Settlement Administration business also had a strong year with new retentions as well as a large matter that was substantially completed during the second quarter. While the Bankruptcy segment's operating revenue is down as expected versus the prior year due to lower levels of bankruptcy filings, we have maintained market leadership across our entire bankruptcy franchise. We were also pleased to report a record $73.7 million in our 2012 cash from operating activities, up 45% versus 2011, and to provide both a second increase in the cash dividend and a special dividend during the year, reflecting our confidence for the future and our commitment to providing long-term shareholder value."

Key events in 2012:

  The Board of Directors increased the cash dividend twice during the year to the current quarterly rate of 9.0 cents per share of outstanding common stock. The Board of Directors also declared a special, one-time cash dividend on November 8, 2012, of 9.0 cents per share of outstanding common stock. The special cash dividend was paid December 28, 2012. In addition, on February 28, 2013, the Board of Directors declared a quarterly cash dividend of 9.0 cents per share of outstanding common stock which will be paid on June 3, 2013, to shareholders of record at the close of business on May 1, 2013.
  The company released Epiq PortalTM, a web-based eDiscovery platform which provides clients unprecedented real-time visibility into discovery projects.  Key benefits include cost-based reporting and budgeting tools, activity tracking, trend analysis and a project management console.
  Banking PortalTM, a centralized hub for processing online banking transactions across Epiq's family of bankruptcy products, was also released. The product facilitates the rapid on-boarding of new banks and provides ebanking capabilities.
  In June, Epiq hosted a panel discussion in London attended by members of law firms and corporate counsel on the use of Technology Assisted Review (TAR) to reduce costs in eDiscovery. The panel featured Senior Master Steven Whitaker of the Queen's Bench Division and Magistrate Judge Andrew Peck of the U.S. District Court for the Southern District of New York. Laura Kibbe, Epiq's managing director of document review and expert services, was moderator.
  Epiq unveiled its fully-renovated 6,000 square foot Washington, D.C. document review center. The document review center has the capacity to seat more than 140 reviewers and has on-site project management, recruiting and staffing operations. Document review centers were also opened in London in 2011 and Hong Kong in 2012 to meet the needs of London and Asia-based law firms and in-house corporate counsel, offering on-site project management, recruiting and staffing operations.
  Epiq released a research report focused on eDiscovery readiness of U.S. and European companies. The report, entitled "When the Regulator Calls," is based on a survey of more than 2,000 corporations across sectors including aerospace, banking and manufacturing in the U.S., France, Germany and the U.K. and is available on Epiq's website.
  In October, Epiq announced that it initiated construction on a 20,000 square foot expansion to its corporate headquarters in Kansas City, Kansas. The approximate $7.5 million facility expansion will primarily accommodate the company's growing requirements for technology professionals. Epiq expects to receive approximately $4.5 million of incentives related to the facility and employment expansion in the form of property tax reductions, sales tax exemptions and Kansas income tax credits.

Conference Call

Epiq will host a conference call today at 3:30 p.m. central time to discuss these results. The internet broadcast of the call can be accessed at www.epiqsystems.com. To listen by phone, please call (877) 303-6311 before 3:30 p.m. central time. International participants may dial (631) 813-4730. Please register at least 5 minutes prior to the start of the presentation to ensure timely access.

An archive of the internet broadcast will be available on Epiq's website until the next earnings call. A recording of the call will also be available through March 18, 2013, beginning approximately two hours after the call ends. To access the recording, please call (855) 859-2056 and enter conference ID number 92463519.

About Epiq Systems

Epiq Systems is a leading global provider of technology-enabled solutions for electronic discovery, bankruptcy and class action administration. We offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters. Our innovative technology and services, combined with deep subject-matter expertise, provide reliable solutions for the professionals we serve.

The Epiq Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5250

Use of Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: (i) non-GAAP net income (net income adjusted for amortization of acquisition intangibles, share-based compensation, acquisition-related expense, one-time technology expense, loan fee amortization, litigation expense, timing of recognition of expense versus revenue, and the effect of tax adjustments that are outside of Epiq Systems' anticipated effective tax rate, all net of tax), (ii) non-GAAP net income per share, calculated as non-GAAP net income on a fully diluted per share basis, and (iii) non-GAAP adjusted EBITDA (net income adjusted for depreciation, amortization, share-based compensation, acquisition-related expense, one-time technology expense, net expense related to financing, litigation expense, timing of recognition of expense versus revenue, and provision for income taxes). Income taxes typically represent a complex element of a company's income statement and effective tax rates can vary widely between different periods. Epiq Systems uses an approximate statutory tax rate of 40% to reflect income tax effects in the presentation of its non-GAAP net income and non-GAAP net income per share. Utilization of an approximate statutory tax rate for presentation of the non-GAAP measures is done to allow a consistent basis for investors to understand financial performance of the company across historical periods.

Although Epiq Systems reports its results using GAAP, Epiq Systems also uses non-GAAP financial measures when management believes those measures provide useful information for its shareholders. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations and to allow a comparison with other companies, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Certain items are excluded from these non-GAAP financial measures to provide additional comparability measures from period to period. These non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, such comparable financial measures.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which include, but are not limited to, any projection or expectation of earnings, revenue or other financial items; the plans, strategies and objectives of management for future operations; factors that may affect our operating results; new products or services; the demand for our products or services; the future growth of our segments; our ability to consummate acquisitions and successfully integrate them into our operations; future capital expenditures; effects of current or future economic conditions or performance; and industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These forward-looking statements are based on our current expectations which may not prove to be accurate.   Forward-looking statements may be identified by terms such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated," "goal," "objective," "seeks," and "potential" and variations of these words and similar expressions or negatives of these words. Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors include (1) any material changes in our total number of client engagements and the volume associated with each engagement, (2) any material changes in our clients' deposit portfolio or the services required or selected by our clients in engagements, (3) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, or changes in government legislation or court rules affecting these filings, (4) overall strength and stability of general economic conditions, both in the United States and in the global markets, (5) failure to keep pace with technological changes and significant changes in the competitive environment, (6) risks associated with the handling of confidential data and compliance with information privacy laws, (7) changes in or the effects of pricing structures and arrangements, (8) risks associated with the integration of acquisitions into our existing business operations, (9) risks associated with indebtedness, (10) risks associated with foreign currency fluctuations, (11) risks associated with developing and providing software and internet-based technology solutions to our clients, (12) risks associated with cyber attacks, interruptions or delays in services at data centers, (13) risks of errors or failures of software or services, (14) risks associated with our international operations, (15) risks of litigation against us or failure to protect our intellectual property, (16) any material non-cash write-downs based on impairment of our goodwill, and (17) other risks detailed from time to time in our SEC filings, including our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, there may be other factors not included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements contained herein to reflect future events or developments, except as required by law.

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

REVENUE:
Operating revenue	$88,221	$68,609	$344,750	$261,265
Reimbursable expenses	7,510	5,030	28,335	22,061
Total Revenue	95,731	73,639	373,085	283,326

OPERATING EXPENSE:
Direct cost of operating revenue (exclusive of depreciation and amortization shown separately below)	38,204	24,037	145,629	90,954
Reimbursed direct costs	7,247	4,995	27,426	21,773
General and administrative	29,771	25,016	117,023	97,779
Depreciation and software and leasehold amortization	7,393	6,273	27,399	23,081
Amortization of identifiable intangible assets	6,263	5,216	26,588	21,323
Fair value adjustment to contingent consideration	--	(2,700)	(17,188)	(7,166)
Acquisition related expense (income)	14	3,701	(200)	7,681
Intangible asset impairment expense	--	1,278	1,777	1,278
Other operating (income) expense	(9)	--	(20)	--
Total Operating Expense	88,883	67,816	328,434	256,703

INCOME FROM OPERATIONS	6,848	5,823	44,651	26,623

INTEREST EXPENSE (INCOME):
Interest expense	1,898	1,722	9,263	5,844
Interest income	(6)	(16)	(18)	(128)
Net Interest Expense	1,892	1,706	9,245	5,716

INCOME BEFORE INCOME TAXES
	4,956	4,117	35,406	20,907

PROVISION FOR INCOME TAXES	991	2,178	12,979	8,827

NET INCOME	$3,965	$1,939	$22,427	$12,080

NET INCOME PER SHARE INFORMATION:
Net income per share – Diluted	$0.11	$0.05	$0.61	$0.33

WEIGHTED AVERAGE COMMON SHARES	36,214	36,496	36,373	36,506
OUTSTANDING – DILUTED

Cash dividends declared per common share	$0.18	$0.05	$0.385	$0.205

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2012	December 31, 2011

ASSETS
ASSETS:
Cash and cash equivalents	$3,808	$2,838
Trade accounts receivable, net	103,415	89,619
Property and equipment, net	44,552	46,773
Internally developed software, net	18,905	21,195
Goodwill	404,211	402,736
Other intangibles, net	59,951	88,087
Other	19,874	27,416

TOTAL ASSETS	$654,716	$678,664

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable	$17,351	$12,048
Indebtedness	212,439	263,478
Other liabilities	81,556	70,219
EQUITY	343,370	332,919

TOTAL LIABILITIES AND EQUITY	$654,716	$678,664

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve months ended December 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,427	$12,080
Non-cash adjustments to net income:
Depreciation and amortization	53,987	44,404
Other, net	(3,223)	7,425
Changes in operating assets and liabilities, net	544	(13,226)
Net cash provided by operating activities	73,735	50,683

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment, internally developed software	(22,492)	(18,640)
Payment of deferred acquisition consideration	(8,400)	--
Cash paid for business acquisition, net of cash required	--	(166,930)
Other, net	685	106
Net cash used in investing activities	(30,207)	(185,464)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in indebtedness	(25,163)	147,047
Common stock repurchases	(5,988)	(10,858)
Cash dividends paid	(12,386)	(5,514)
Other, net	884	994
Net cash (used in) provided by financing activities	(42,653)	131,669

Effect of exchange rate changes on cash	95	511

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$970	$ (2,601)

EPIQ SYSTEMS, INC.
RECONCILIATION OF NET INCOME TO
NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

NET INCOME	$3,965	$1,939	$22,427	$12,080
Plus:
Depreciation and amortization	13,656	11,489	53,987	44,404
Share-based compensation	1,584	1,780	6,718	7,369
Acquisition-related expense (income) (1)	616	2,279	(13,871)	1,793
One-time technology expense (2)	354	--	354	--
Expense related to financing, net (3)	1,868	1,706	8,083	5,716
Litigation expense	351	1,279	1,356	1,279
Timing of recognition of expense versus revenue (4)	300	--	300	--
Provision for income taxes	991	2,178	12,979	8,827
	19,720	20,711	69,906	69,388
NON-GAAP ADJUSTED EBITDA	$23,685	$22,650	$92,333	$81,468

(1) Acquisition-related expense includes one-time costs associated with acquisitions, non-cash fair value adjustments for acquisitions related to accretion and potential contingent consideration, and an impairment charge for an acquisition-related intangible asset.
(2) One-time technology related costs associated with the consolidation of data centers from recent acquisitions.
(3) Expense related to financing is net of interest income and excludes the accretion of a discount for acquisition-related obligations.
(4) Adjustment to match timing of expenses to be consistent with timing of GAAP revenue for a large Settlement Administration matter, which will be reversed in 2013.

EPIQ SYSTEMS, INC.
RECONCILIATION OF NET INCOME
TO NON-GAAP NET INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

NET INCOME	$3,965	$1,939	$22,427	$12,080
Plus (net of tax(1)) :
Amortization of acquisition intangibles	3,758	3,130	15,953	12,794
Share-based compensation	951	1,058	4,031	4,359
Acquisition-related expense (income) (2)	525	1,368	(8,168)	1,076
One-time technology expense (3)	323	--	323	--
Loan fee amortization	114	113	454	410
Litigation expense	485	767	1,088	767
Timing of recognition of expense versus revenue (4)	180	--	180	--
Effective tax rate adjustment (5)	(992)	531	(1,184)	464
	5,344	6,967	12,677	19,870
NON-GAAP NET INCOME	$9,309	$8,906	$35,104	$31,950
NON-GAAP NET INCOME PER SHARE – DILUTED	$0.26	$0.24	$0.96	$0.87

(1) Individual adjustments are calculated using a tax rate of 40%.
(2) Acquisition-related expense includes one-time costs associated with acquisitions, non-cash fair value adjustments for acquisitions related to accretion and potential contingent consideration, and an impairment charge for an acquisition-related intangible asset.
(3) One-time technology related costs associated with the consolidation of data centers from recent acquisitions.
(4) Adjustment to match timing of expenses to be consistent with timing of GAAP revenue for a large Settlement Administration matter, which will be reversed in 2013.
(5) The effective tax rate adjustment reflects a non-GAAP provision for income taxes at an approximate statutory tax rate of 40%.

EPIQ SYSTEMS, INC.
OPERATING REVENUE
(In thousands)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

eDiscovery	$54,504	$36,604	$196,959	$132,918
Bankruptcy	21,322	23,823	88,265	91,971
Settlement Administration	12,395	8,182	59,526	36,376

TOTAL OPERATING REVENUE	$88,221	$68,609	$344,750	$261,265

EPIQ SYSTEMS, INC.
NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

eDiscovery	$20,116	$15,060	$73,526	$55,988
Bankruptcy	9,666	11,883	41,465	47,432
Settlement Administration	1,629	1,800	10,756	5,945
Corporate and Unallocated (1)	(7,726)	(6,093)	(33,414)	(27,897)

TOTAL NON-GAAP ADJUSTED EBITDA	$23,685	$22,650	$92,333	$81,468

(1) Non-GAAP corporate and unallocated adjusted EBITDA excludes expenses related to litigation, one-time technology consolidation, acquisition integration, and timing of recognition of expense versus revenue.

EPIQ SYSTEMS, INC.
CALCULATION OF DILUTED NET INCOME PER SHARE AND
DILUTED NON-GAAP NET INCOME PER SHARE
(In thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

NET INCOME	$3,965	$1,939	$22,427	$12,080
Amounts re-allocated to nonvested shares	(47)	(23)	(268)	(139)
NET INCOME ADJUSTED FOR DILUTED CALCULATION	$3,918	$1,916	$22,159	$11,941

NON-GAAP NET INCOME	$9,309	$8,906	$35,104	$31,950
Amounts re-allocated to nonvested shares	(47)	(23)	(268)	(139)
NON- GAAP NET INCOME ADJUSTED FOR DILUTED CALCULATION	$9,262	$8,883	$34,836	$31,811

BASIC WEIGHTED AVERAGE SHARES	35,474	35,307	35,497	35,186
Adjustment to reflect share-based awards	740	1,189	876	1,320
DILUTED WEIGHTED AVERAGE SHARES	36,214	36,496	36,373	36,506

NET INCOME PER SHARE – DILUTED	$0.11	$0.05	$0.61	$0.33

NON-GAAP NET INCOME PER SHARE - DILUTED	$0.26	$0.24	$0.96	$0.87
CONTACT: For more information
         Lew P. Schroeber
         Investor Relations
         telephone: 913-621-9500
         email: ir@epiqsystems.com
         or visit us online at www.epiqsystems.com